                                                                    EXHIBIT 99.a


FOR IMMEDIATE RELEASE                           CONTACT:  _____________

                       TRANSACT TECHNOLOGIES INCORPORATED
                   AMENDS STOCKHOLDER RIGHTS PLAN AND BY-LAWS

                  Wallingford, CT, February 18, 1999 -- TransAct Technologies Incorporated announced today that its Board of Directors adopted certain amendments to its Stockholder Rights Plan that was originally adopted by the Company in December, 1997. The amendments conform the Plan to a recent change in Delaware corporate law concerning Stockholder Rights Plans. TransAct is a Delaware corporation.

                  The amendments remove the so-called "dead hand" provision in the Plan that stipulated that the Plan may be modified or redeemed only by those members of the Board of Directors that are defined as "Continuing Directors." A "Continuing Director" was generally defined under the Plan as a member of the Board of Directors prior to the commencement of a hostile takeover of the Company.

                  The amendments were necessitated by a decision of the Delaware Supreme Court in December 1998 that declared that such "Continuing Directors" provisions in Stockholder Rights Plans are invalid.

                  In a separate action, the TransAct Board of Directors made a technical amendment to the Company's by-laws concerning shareholder approval of corporate actions to conform the by-laws to the Company's Certificate of Incorporation. In addition, the Board of Directors made a change in the by-laws concerning the manner in which the number of seats on the Board is determined that the Board considered prudent and in the best interests of the Company.

                  TransAct designs, develops, manufactures and markets transaction-based printers and related products under the ITHACA and MAGNETEC brand names. The Company's printers are used to provide transaction records such as receipts, tickets, coupons, register journals and other documents. TransAct serves four vertical markets: point-of-sale, gaming and lottery, financial services and kiosk. The Company sells its products directly to end users, original equipment manufacturers, value-added resellers and selected distributors. Please visit TransAct's website located at http://TransAct-tech.com to receive more information about the Company's products and selected financial data.

Contact:

Investor:
TransAct Technologies
Richard L. Cote
203/269-1198
Fax: 203/949-9048
     or
Investor Access Corp.
Michael Seely
212/679-0652
Fax: 212/686-3924